SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GOLD BOND RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington

91-0757753

(State or other Jurisdiction

(I.R.S. Employer

 of incorporation or organization)

 Identification Number)

1511 South Riegel Court

Spokane, Washington 99212

(509) 534-0063

(Address and Telephone of Principal Executive Offices)

2002 Consultant Stock Compensation Plan

(Full Title of Plan)

Robert W. O’Brien, Chief Executive Officer

1511 South Riegel Court

Spokane, WA 99212

 (509) 534-0063

(Name, address and telephone number of agent for service)

Copies to:

Workland & Witherspoon, PLLC

Gregory B. Lipsker, Esq.

Washington Mutual Financial Center

601 West Main Avenue

Spokane, WA 99201

509-455-9077

CALCULATION OF REGISTRATION FEE (1)

PROPOSED

PROPOSED

TITLE OF

MAXIMUM

MAXIMUM

SECURITIES

OFFERING

AGGREGATE

TO BE

AMOUNT TO

PRICE PER

OFFERING

AMOUNT OF

REGISTERED

BE REGISTERED

SHARE (1)

PRICE (1)

REGISTRATION FEE

Common Stock,

par value

$.001 per share (2)

5,000,000

$0.31

$1,550,000

$387.50

TOTAL REGISTRATION FEE

$387.50

(1)

Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on December 13, 2002.

(2)

Represents shares of Common Stock issuable pursuant to the 2002 Consultant Stock Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.001 per share (the "Common Stock") of Gold Bond Resources, Inc., a Washington corporation, (the "Company") to persons who participate in the Gold Bond Resources, Inc. 2002 Consultant Stock Compensation Plan (the "Plan").

The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Plan, as specified by Rule 428 under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have been heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement materials:

(a)

the Company's Initial Report on Form 10SB filed on November 17, 2000 as amended on January 16, 2001;

(b)

All other reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Form 10SB referred to above including both the Form 10KSB filed on October 28,2002 for the year ended July 31, 2002 and the Form 10KSB-A filed on December 16, 2002 and the Form 8-K filed on December 9, 2002 reflecting the Company entering into a December 4, 2002 letter of intent to enter into a share exchange agreement with EnerTeck Chemical Corporation; and

(c)

the description of the Company's Common Stock contained in the Form 10-SB referred to  above..

All other documents filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document that is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

     Workland & Witherspoon, PLLC has passed on the legality of the shares of Common Stock offered hereby for the Company.  Gregory B. Lipsker, Esq., a member of Workland & Witherspoon, PLLC, currently owns 220,000 shares of the Company's Common Stock.  He or his firm may also be a participant in the Plan and may be awarded shares of Common Stock offered hereby for services rendered to the Company.

Item 6.  Indemnification of Directors and Officers.

     Although the Company’s Articles of Incorporation and By Laws do not address the subject of indemnification, Washington Law permits the Company to indemnify its officers and directors against liabilities they incur in such positions. Under Washington Law, the general statutory scheme for corporate indemnification of directors and officers has both permissive and mandatory aspects. It allows, but does not require the Company to indemnify in a wide variety of circumstances and requires the Company to indemnify in others.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are attached hereto:

Exhibit No.

Description of Exhibit

5.1

Opinion letter of Workland & Witherspoon, PLLC

23.1

Consent of Workland & Witherspoon, PLLC included in Opinion of Counsel filed as Exhibit 5.1

23.2

Consent of DeCoria, Maichel & Teague P.S.

99.1

2002 Consultant Stock Compensation Plan

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereof and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 16, 2002.

GOLD BOND RESOURCES, INC.

(Registrant)

By: __/s/ Robert O'Brien_______

Robert O’Brien

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Robert W. O'Brien

Chairman of the Board,

12/16/02

Robert W. O’Brien

CEO, Treasurer, Secretary and Director

(Principal Executive  Officer and Principal

Financial and Accounting Officer)

/s/ W. Sherwin Broadhead

President and Director

12/16/02

W. Sherwin Broadhead

/s/ Michael McLaughlin

Vice President and Director

12/16/02

Michael McLaughlin